EXHIBIT 23.2

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

May 25, 2012

Hess Corporation
1185 Avenue of the Americas
New York, New York 10036

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (including any amendments thereto) to be filed by Hess Corporation with the United States Securities and Exchange Commission with respect to the Hess Corporation 2008 Long-Term Incentive Plan, as amended, of the name DeGolyer and MacNaughton, of references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, and of references to our third party letter report dated January 31, 2012, containing our opinion on the proved reserves attributable to certain properties owned by Hess Corporation, as of December 31, 2011 (our Report), under the heading “Oil and Gas Reserves” – “Reserves Audit” in Hess Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, and to the incorporation by reference of our Report, included as an exhibit to Hess Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011.

Very truly yours,

/s/ DeGolyer and MacNaughton DeGolyer and MacNaughton Texas Registered Engineering Firm F-716